Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-141099 on Form S-4 of our reports dated February 23, 2007, relating to the consolidated financial statements of Marshall & Ilsley Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

Milwaukee, Wisconsin

March 14, 2007